As filed with the Securities and Exchange Commission on October 5, 1998

                                                  Registration No.  333-


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                              ------------------------

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                              ------------------------

                             DAYTON HUDSON CORPORATION
               (Exact name of Registrant as specified in its charter)

                         Minnesota                              41-0215170
            (State or other jurisdiction of                  (I.R.S. Employer
             incorporation or organization)                 Identification No.)

                                 777 Nicollet Mall
                         Minneapolis, Minnesota 55402-2055
                                   (612) 370-6948
    (Address, including zip code, and telephone number, including area code, of
                     Registrant's principal executive offices)

                                 Stephen C. Kowalke
                            Vice President and Treasurer
                             Dayton Hudson Corporation
                                 777 Nicollet Mall
                         Minneapolis, Minnesota 55402-2055
                                   (612) 370-6948
                      (Name, address, including zip code, and
            telephone number, including area code, of agent for service)

                              ------------------------

                                  With a copy to:

          Timothy R. Baer                               Kris Sharpe
     Dayton Hudson Corporation                      Faegre & Benson LLP
         777 Nicollet Mall                          2200 Norwest Center
   Minneapolis, Minnesota 55402-2055              90 South Seventh Street
                                             Minneapolis, Minnesota 55402-3901

                              ------------------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                         CALCULATION OF REGISTRATION FEE (1)


-----------------------------------------------------------------------------------------------------------------------------------
                                                                               PROPOSED          PROPOSED
                                                                                MAXIMUM           MAXIMUM
                                                         AMOUNT                OFFERING          AGGREGATE             AMOUNT OF
              TITLE OF EACH CLASS OF                     TO BE                 PRICE PER          OFFERING            REGISTRATION
         SECURITIES TO BE REGISTERED (2)              REGISTERED (3)            UNIT (4)            PRICE                  FEE
-----------------------------------------------------------------------------------------------------------------------------------
 Debt Securities, Preferred Shares,
   Depositary Shares, Common
   Stock, par value $.1667 per                       $1,500,000,000                            $1,500,000,000(6)(7)    $442,500
   share (5), and Securities Warrants-------
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(2) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) Includes such indeterminate number of Preferred Shares and shares of Common Stock as may be issued at indeterminable prices, but with an aggregate initial offering price not to exceed $1,500,000,000, plus such indeterminate number of Preferred Shares as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities or other Preferred Shares registered hereunder, such indeterminate number of Depositary Shares as may be issued in the event the Registrant elects to offer fractional interests in Preferred Shares registered hereunder, and such indeterminate number of shares of Common Stock as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities or Preferred Shares registered hereunder. There remains $25,000,000 aggregate principal amount of Debt Securities, Warrants to purchase Debt Securities and Debt Securities issuable upon exercise of such Warrants previously registered on Form S-3, Registration Statement No. 33-42364, that was filed with the Commission on August 21, 1991, at which time a filing fee of $6,250 was paid in connection with such securities. Also includes such additional principal amount as may be necessary such that, if Debt Securities are issued with an original issue discount, the aggregate initial offering price of all Debt Securities will equal $1,500,000,000 less the dollar amount of other securities previously issued.
(4)  Omitted pursuant to General Instruction II.D of Form S-3.
(5) Associated with the Common Stock are preferred share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(6) No separate consideration will be received for Common Stock, Preferred Shares or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Shares or Depositary Shares.
(7) In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus relating also to Debt Securities, Warrants to purchase Debt Securities and Debt Securities issuable upon exercise of such Warrants registered on Form S-3, Registration Statement No. 33-42364, previously filed by the Registrant and declared effective on August 28, 1991.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


[LOGO OF DAYTON HUDSON CORPORATION APPEARS HERE]

Dayton Hudson Corporation
777 Nicollet Mall
14th Floor
Minneapolis, Minnesota  55402-2055
(612) 370-6948


                                   $1,525,000,000

                                  Debt Securities
                                  Preferred Shares
                                    Common Stock
                                   Debt Warrants
                              Preferred Share Warrants
                               Common Stock Warrants


                            ---------------------------

   We will provide the specific terms of these securities in supplements to this prospectus.
 You should read this prospectus and the applicable supplement carefully before you invest.


                            ---------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                      This prospectus is dated October __, 1998

                                ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell:

     -    debt securities,
     -    preferred shares,
     -    common stock,
     -    debt warrants,
     -    preferred share warrants and
     -    common stock warrants,

either separately or in units, in one or more offerings up to a total dollar amount of $1,525,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

     The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                         WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

     - Annual Report on Form 10-K for the year ended January 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our 1997 Annual Report to Shareholders and our definitive Notice and Proxy Statement for our 1998 Annual Meeting of Shareholders);

     - Quarterly Reports on Form 10-Q for the quarters ended May 2, 1998 and August 1, 1998;

     -    Current Report on Form 8-K dated June 4, 1998;

     - the description of the Company's common stock contained in the Registration Statement on Form 8-A filed in connection with the Company's common stock; and

     - the description of the Company's preferred share purchase rights contained in the Registration Statement on Form 8-A dated September 12, 1996.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                         Secretary
                         Dayton Hudson Corporation
                         777 Nicollet Mall
                         14th Floor
                         Minneapolis, Minnesota  55402-2055
                         (612) 370-6948

     You should rely only on the information incorporated by reference or set forth in this prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                     THE COMPANY

     We focus on general merchandise retailing through three operating divisions:

     - Target is an upscale discounter that provides quality merchandise at attractive prices in clean, spacious and guest-friendly stores. On August 1, 1998, Target operated 828 stores in 40 states.

     - Mervyn's California is a promotional, middle-market, neighborhood department store. On August 1, 1998, Mervyn's operated 269 stores in 14 states.

     - The Department Stores emphasize fashion leadership, quality merchandise and superior guest service. On August 1, 1998, The Department Stores operated 64 Dayton's, Hudson's and Marshall Field's stores in 8 states.

     When we refer to "OUR COMPANY," "WE," "OUR" and "US" in this prospectus under the headings "The Company," "Use of Proceeds" and "Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends," we mean Dayton Hudson Corporation and its subsidiaries. When such terms are used elsewhere in this prospectus, we refer only to Dayton Hudson Corporation unless the context indicates otherwise.

     The information below provides detail on the operations of our business segments.



                                                                                      Fiscal Year Ended
                                                          --------------------------------------------------------------------------
 BUSINESS SEGMENT COMPARISONS                               January 29,    January 28,    February 3,    February 1,   January 31,
 Millions of Dollars                                           1994           1995           1996*          1997          1998
------------------------------------------------------------------------------------------------------------------------------------
 REVENUES
 Target                                                         $11,743        $13,600        $15,807        $17,853       $20,368
 Mervyn's                                                         4,436          4,561          4,516          4,369         4,227
 Department Store Division                                        3,054          3,150          3,193          3,149         3,162
------------------------------------------------------------------------------------------------------------------------------------
 Total revenues                                                 $19,233        $21,311        $23,516        $25,371       $27,757
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 PRE-TAX SEGMENT PROFIT
 Target                                                         $   600        $   732        $   721        $ 1,048       $ 1,287
 Mervyn's                                                           172            198            117            272           280
 Department Store Division                                          246            259            192            151           240
------------------------------------------------------------------------------------------------------------------------------------
 Total pre-tax segment profit                                   $ 1,018        $ 1,189        $ 1,030        $ 1,471       $ 1,807
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 LIFO provision (expense)/credit                                     91             19            (17)            (9)           (6)
 Real estate repositioning charge                                    --             --             --           (134)           --
 Securitization adjustments:
      Interest equivalent                                            --             --            (10)           (25)          (33)
      SFAS 125 gain                                                  --             --             --             --            45
 Interest expense, net                                             (446)          (426)          (442)          (442)         (416)
 Corporate and other                                                (56)           (68)           (60)           (78)          (71)
------------------------------------------------------------------------------------------------------------------------------------
 Earnings before income taxes and extraordinary charges          $  607        $   714        $   501        $   783       $ 1,326
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Target                                                         $ 5,495        $ 6,247        $ 7,330        $ 8,257       $ 9,487
 Mervyn's                                                         2,750          2,917          2,776          2,658         2,281
 Department Store Division                                        2,240          2,392          2,309          2,296         2,188
 Corporate and other                                                293            141            155            178           235
------------------------------------------------------------------------------------------------------------------------------------
 Total assets                                                   $10,778        $11,697        $12,570        $13,389       $14,191
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 DEPRECIATION AND AMORTIZATION
 Target                                                         $   264        $   294        $   328        $   377       $   437
 Mervyn's                                                           146            145            150            151           126
 Department Store Division                                          104            108            113            119           128
 Corporate and other                                                  1              1              3              3             2
------------------------------------------------------------------------------------------------------------------------------------
 Total depreciation and amortization                            $   515        $   548        $   594        $   650       $   693
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 CAPITAL EXPENDITURES
 Target                                                         $   716        $   842        $ 1,067        $ 1,048       $ 1,155
 Mervyn's                                                           180            146            273             79            72
 Department Store Division                                           80             96            161            173           124
 Corporate and other                                                  2             11             21              1             3
------------------------------------------------------------------------------------------------------------------------------------
 Total capital expenditures                                     $   978        $ 1,095        $ 1,522        $ 1,301       $ 1,354
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 SEGMENT EBITDA**
 Target                                                         $   864        $ 1,026        $ 1,049        $ 1,425       $ 1,724
 Mervyn's                                                           318            343            267            423           406
 Department Store Division                                          350            367            305            270           368
------------------------------------------------------------------------------------------------------------------------------------
 Total Segment EBITDA**                                         $ 1,532        $ 1,736        $ 1,621        $ 2,118       $ 2,498
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------



* Consisted of 53 weeks
**Segment EBITDA is pre-tax segment profit before depreciation and amortization. Pre-tax segment profit is first-in first-out (FIFO) earnings before securitization effects, interest, corporate and other expense, and unusual items. Our management uses EBITDA and pre-tax segment profit, among other standards, to measure divisional operating performance. EBITDA supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles. It is included as a tool for analyzing our results.

Each operating division's assets and operating results include the retained securitized receivables held by Dayton Hudson Receivables Corporation and Retailers National Bank, as well as related income and expenses.

                                   USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

     -    meet our working capital requirements;

     - fund capital expenditures relating to the construction and fixturing of our new stores;

     -    remodel our existing stores;

     -    refinance debt; and

     -    finance acquisitions of real estate, other assets and companies.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

               RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES
                            AND PREFERRED STOCK DIVIDENDS



                                                                                                                 SIX MONTHS
                                                       FISCAL YEAR ENDED                                            ENDED
                          ---------------------------------------------------------------------------     -------------------------
                           JANUARY 29,     JANUARY 28,    FEBRUARY 3,     FEBRUARY 1,    JANUARY 31,       AUGUST 2,     AUGUST 1,
                              1994            1995           1996            1997           1998              1997          1998
                          ---------------------------------------------------------------------------     -------------------------
 Ratio of Earnings to
 Fixed Charges..........      2.19x           2.43           1.94            2.46           3.65              2.71          3.26
 Ratio of Earnings to
   Fixed Charges and
   Preferred Stock
   Dividends............      2.04x           2.25           1.81            2.30           3.40              2.54          3.05


-   For purposes of calculating the ratios, fixed charges consist of:

     -    interest on debt;
     -    amortization of discount on debt; and
     -    the interest portion of rental expense on operating leases.



-   The ratio of earnings to fixed charges is calculated as follows:



(income before extraordinary charges and income taxes) + (fixed charges) - (capitalized interest)
-------------------------------------------------------------------------------------------------
                                       (fixed charges)



- The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:



(income before extraordinary charges and income taxes) + (fixed charges) - (capitalized interest)
-------------------------------------------------------------------------------------------------
        (fixed charges) + (pretax earnings required to cover preferred stock dividends)


- Pretax earnings required to cover preferred stock dividends are calculated as follows:


preferred stock dividends, as adjusted for the tax
     benefits related to unallocated shares
--------------------------------------------------
      1 - (our effective income tax rate)

                            DESCRIPTION OF DEBT SECURITIES

     This section describes the general terms and provisions of the Debt Securities (as defined below). The prospectus supplement will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

     The Debt Securities will be issued under an indenture (the "INDENTURE") between us and the trustee named in the applicable prospectus supplement (the "TRUSTEE"). As used in this prospectus, "DEBT SECURITIES" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the Trustee authenticates and delivers under the Indenture.

     We have summarized certain terms and provisions of the Indenture in this section. The summary is not complete. We have also filed the form of the Indenture as an exhibit to the registration statement. You should read the form of Indenture for additional information before you buy any Debt Securities. The summary that follows includes references to section numbers of the Indenture so that you can more easily locate these provisions. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

GENERAL

     The Debt Securities will be our direct, senior, unsecured obligations. The Indenture does not limit the amount of Debt Securities that we may issue and permits us to issue Debt Securities from time to time. Debt Securities issued under the Indenture will be issued as part of a series that has been established by us pursuant to the Indenture. (Section 301) Unless a prospectus supplement relating to Debt Securities states otherwise, the Indenture and the terms of the Debt Securities will not contain any covenants designed to afford holders of any Debt Securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the Debt Securities. If we ever issue Bearer Securities we will summarize provisions of the Indenture that relate to Bearer Securities in the applicable prospectus supplement.

     A prospectus supplement relating to a series of Debt Securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

     -    the title and type of the Debt Securities;

     -    any limit on the total principal amount of the Debt Securities;

     -    the price at which the Debt Securities will be issued;

     - the date or dates on which the principal of and premium, if any, on the Debt Securities will be payable;

     -    the maturity date of the Debt Securities;

     -    if the Debt Securities will bear interest:

          -    the interest rate on the Debt Securities;
          -    the date from which interest will accrue;
          -    the record and interest payment dates for the Debt Securities;
          -    the first interest payment date; and
          -    any circumstances under which we may defer interest payments;

     - any optional redemption provisions that would permit us or the Holders (as defined below) of Debt Securities to elect redemption of the Debt Securities prior to their final maturity;

     - any sinking fund provisions that would obligate us to redeem the Debt Securities prior to their final maturity;

     - the currency or currencies in which the Debt Securities will be denominated and payable, if other than U.S. dollars;

     - any provisions that would permit us or the Holders of the Debt Securities to elect the currency or currencies in which the Debt Securities are paid;

     - whether the provisions described under the heading "Defeasance" below apply to the Debt Securities;

     -    any changes to or additional Events of Default or covenants;

     - whether the Debt Securities will be issued in whole or in part in the form of Global Securities and, if so, the Depositary for those Global Securities (a "GLOBAL SECURITY" means a Debt Security that we issue in accordance with the Indenture to represent all or part of a series of Debt Securities);

     -    any special tax implications of the Debt Securities; and

     -    any other terms of the Debt Securities.

A "HOLDER," with respect to a Registered Security, means the Person in whose name such Registered Security is registered in the Security Register. (Section 101)

PAYMENT; TRANSFER

     In the applicable prospectus supplement, we will designate a Place of Payment where you can receive payment of the principal of and any premium and interest on the Debt Securities or transfer the Debt Securities. Even though we will designate a Place of Payment, we may elect to pay any interest on the Debt Securities by mailing a check to the Person listed as the owner of the Debt Securities in the Security Register or by wire transfer to an account designated by that Person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the

Debt Securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the Debt Securities. (Section 305)

DENOMINATIONS

     Unless the prospectus supplement states otherwise, the Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

ORIGINAL ISSUE DISCOUNT

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities and sold at a substantial discount below their stated principal amount. If a Debt Security is an "ORIGINAL ISSUE DISCOUNT SECURITY," that means that an amount less than the principal amount of the Debt Security will be due and payable upon a declaration of acceleration of the maturity of the Debt Security pursuant to the Indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any Original Issue Discount Securities.

CLASSIFICATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Indenture contains certain restrictive covenants that apply to us and all of our Restricted Subsidiaries. Those covenants do not apply to our Unrestricted Subsidiaries. For example, (1) the assets and indebtedness of Unrestricted Subsidiaries and (2) investments by us or our Restricted Subsidiaries in Unrestricted Subsidiaries are not included in the calculations described under the heading "--Restrictions on Secured Funded Debt" below. The Indenture does not require us to maintain any Restricted Subsidiaries and, if we do not, the Indenture will not provide any limitations on the amount of secured debt created or incurred by our Subsidiaries.

     A "SUBSIDIARY" is any corporation of which we own more than 50% of the outstanding shares of Voting Stock directly or through one or more of our other Subsidiaries. "VOTING STOCK" means stock that is entitled in the ordinary course (I.E., not only as a result of the happening of certain events) to vote in an election for directors.

     "RESTRICTED SUBSIDIARIES" are all of our Subsidiaries other than Unrestricted Subsidiaries. A "WHOLLY-OWNED RESTRICTED SUBSIDIARY" is a Restricted Subsidiary of which we own all of the outstanding capital stock directly or through our other Wholly-owned Restricted Subsidiaries.

     Our "UNRESTRICTED SUBSIDIARIES" are:

     - Eighth Street Development Company, Dayton Hudson Capital Corporation, Dayton Hudson Receivables Corporation and The Associated Merchandising Corp.;

     - certain other finance Subsidiaries acquired or formed by us after the date of this prospectus;

     - any Subsidiary that our Board of Directors in the future designates as an Unrestricted Subsidiary pursuant to the Indenture; and

     - any other Subsidiary if a majority of its Voting Stock is owned by an Unrestricted Subsidiary.

Our Board of Directors can at any time change a Subsidiary's designation from an Unrestricted Subsidiary to a Restricted Subsidiary if (1) the majority of that Subsidiary's Voting Stock is not owned by an Unrestricted Subsidiary and (2) after the change of designation, we would be in compliance with the restrictions contained in the Secured Funded Debt covenant described under the heading "--Restrictions on Secured Funded Debt" below. (Sections 101, 1010(a))

RESTRICTIONS ON SECURED FUNDED DEBT

     The Indenture limits the amount of Secured Funded Debt that we and our Restricted Subsidiaries may incur or otherwise create (including by guarantee). Neither we nor our Restricted Subsidiaries may incur or otherwise create any new Secured Funded Debt unless immediately after such incurrence or creation:

     -    the sum of:

          - the aggregate principal amount of all of our outstanding Secured Funded Debt and that of our Restricted Subsidiaries (other than certain categories of Secured Funded Debt discussed below), plus

          - the aggregate amount of our Attributable Debt and that of our Restricted Subsidiaries relating to sale and lease-back transactions,

     -    does not exceed 5% of our Consolidated Net Tangible Assets.

This limitation does not apply if the outstanding Debt Securities are secured equally and ratably with or prior to the new Secured Funded Debt.
(Sections 1008(a), 1008(c))

     "SECURED FUNDED DEBT" means Funded Debt which is secured by a mortgage, lien or other similar encumbrance upon any of our assets or those of our Restricted Subsidiaries. (Section 101)

     "FUNDED DEBT" means:

          - Indebtedness maturing (or which we may extend or renew to mature) more than 12 months after the time the amount of Secured Funded Debt is computed, plus

          - guarantees of Indebtedness of the type described in (1) above, or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), plus

          - Funded Debt secured by a mortgage, lien or similar encumbrance on our assets or those of our Restricted Subsidiaries, whether or not such Funded Debt is assumed by us or one of our Restricted Subsidiaries, plus

          - in the case of a Subsidiary, all Preferred Stock of that Subsidiary.

Funded Debt DOES NOT INCLUDE any amount relating to obligations under leases (or guarantees of leases) whether or not those obligations would be included as liabilities on our consolidated balance sheet. (Section 101)

     "INDEBTEDNESS" means, except as set forth in the next sentence:

     - all items of indebtedness or liability (except capital and surplus) which under GAAP would be included in total liabilities on the liability side of a balance sheet as of the date that indebtedness is being determined;

     - indebtedness secured by a mortgage, lien or other similar encumbrance on property owned subject to that mortgage, lien or other similar encumbrance, regardless of whether the indebtedness secured by that mortgage, lien or other similar encumbrance was assumed; and

     - guarantees, endorsements (other than for purposes of collection) and other contingent obligations relating to, or to purchase or otherwise acquire, indebtedness of others, unless such amount is included in the preceding two bullet points.

Indebtedness does not include any obligations or guarantees of obligations relating to lease rentals, even if such obligations or guarantees of obligations would be included as liabilities on the consolidated balance sheet of us and our Restricted Subsidiaries. (Section 101)

     "ATTRIBUTABLE DEBT" means:

          - the balance sheet liability amount of capital leases as determined by GAAP, plus

          - the amount of future minimum operating lease payments required to be disclosed by GAAP, less any amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, discounted using the methodology used to calculate the present value of operating lease payments in our most recent Annual Report to Shareholders reflecting that calculation.

The amount of Attributable Debt relating to an operating lease that can be terminated by the lessee with the payment of a penalty will be calculated based on the lesser of (1) the aggregate amount of lease payments required to be made until the first date the lease can be terminated by the lessee plus the amount of the penalty or (2) the aggregate amount of lease payments required to be made during the remaining term of the lease. (Section 101)

     "CONSOLIDATED NET TANGIBLE ASSETS" means the total consolidated amount of our assets and those of our Restricted Subsidiaries (minus applicable reserves and other properly deductible items and after excluding any investments made in Unrestricted Subsidiaries or in corporations while they were Unrestricted Subsidiaries but which are not Subsidiaries at the time of the calculation), minus

          - all liabilities and liability items, including capital leases (or guarantees of capital leases) which under GAAP would be included in the balance sheet, except Funded Debt, capital stock and surplus, surplus reserves and provisions for deferred income taxes, and

          - goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles.
               (Section 101)

     The following categories of Secured Funded Debt will not be considered in determining whether we are in compliance with the covenant described in the first paragraph under the heading "Restrictions on Secured Funded Debt":

     - Secured Funded Debt of a Restricted Subsidiary owing to us or to one of our Wholly-owned Restricted Subsidiaries;

     - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance in favor of the U.S. Government or any State or any instrumentality thereof to secure certain payments;

     - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness of any company existing at the time that such company becomes one of our Subsidiaries;

     - Secured Funded Debt resulting from a mortgage, lien or other similar encumbrance on property, shares of stock or Indebtedness which (1) exists at the time that the property, shares of stock or Indebtedness is acquired by us or one of our Restricted Subsidiaries (including acquisitions by merger or consolidation), (2) secures the payment of any part of the purchase price of or construction cost for such property, shares of stock or Indebtedness or (3) secures any indebtedness incurred prior to, at the time of, or within 120 days after, the acquisition of such property, shares of stock or Indebtedness or the completion of any construction of such property for the purpose of financing all or a part of the purchase price or construction cost of such property, shares of stock or Indebtedness, provided that, in all cases, we continue to comply with the covenant relating to mergers and consolidations discussed under the heading "--Consolidation, Merger or Sale" below;

     - Secured Funded Debt secured by a mortgage, lien or other similar encumbrance in connection with the issuance of revenue bonds on which the interest is exempt from federal income tax pursuant to the Internal Revenue Code of 1986; and

     - any extension, renewal or refunding of (1) any Secured Funded Debt permitted under the first paragraph under the heading "Restrictions on Secured Funded Debt," (2) any Secured Funded Debt outstanding at February 3, 1996 of any then Restricted

          Subsidiary or (3) any Secured Funded Debt of any company outstanding at the time such company became a Restricted Subsidiary.
          (Section 1008(b))

RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS

     The Indenture provides that neither we nor any of our Restricted Subsidiaries may enter into any sale and lease-back transaction involving any Operating Property (as defined below) more than 120 days after its acquisition or the completion of its construction and commencement of its full operation, unless either:

     - we or such Restricted Subsidiary could (1) create Secured Funded Debt on such property equal to the Attributable Debt with respect to the sale and lease-back transaction and (2) still be in compliance with the restrictions on Secured Funded Debt (see "--Restrictions on Secured Funded Debt" above); or

     - we apply an amount (subject to credits for certain voluntary retirements of Debt Securities and/or Funded Debt) equal to the greater of (1) the fair value of such property or (2) the net proceeds of such sale, within 120 days, to the retirement of Secured Funded Debt.

This restriction will not apply to any sale and lease-back transaction (1) between us and one of our Restricted Subsidiaries, (2) between any of our Restricted Subsidiaries or (3) involving a lease for a period, including renewals, of three years or less. (Section 1009)

     "OPERATING PROPERTY" means any retail store, distribution center or other property related to our general retail business or that of one of our Subsidiaries, parking facilities and any equipment located at, or a part of, any such property if it has a net book value greater than .35% of our Consolidated Net Tangible Assets and has been owned and operated by us or one of our Subsidiaries for more than 90 days. If we acquire a new Subsidiary that already owns and operates such property, then such property will not be considered Operating Property until 90 days after such acquisition. (Section 101)

CONSOLIDATION, MERGER OR SALE

     The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another corporation. These transactions are permitted if:

     - the resulting or acquiring corporation (if other than us) assumes all of our responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Debt Securities and performance of the covenants in the Indenture;

     -    immediately after the transaction, no Event of Default exists; and

     - except in the case of a consolidation or merger of a Restricted Subsidiary with or into us, either (1) we have obtained the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series or
          (2) immediately after the transaction, the resulting or acquiring corporation could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see "--Restrictions on Secured Funded Debt" above). (Section 801)

     Even though the Indenture contains the provisions described above, we are not required by the Indenture to comply with those provisions if we sell all of our property and assets to another corporation if, immediately after the sale:

     -    that corporation is one of our Wholly-owned Restricted Subsidiaries;
          and

     - we could incur additional Secured Funded Debt and still be in compliance with the restrictions on Secured Funded Debt (see "--Restrictions on Secured Funded Debt" above). (Section 803)

     If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture, the resulting or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, such successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the Indenture and under the Debt Securities. (Section 802)

MODIFICATION AND WAIVER

     Under the Indenture, certain of our rights and obligations and certain of the rights of Holders of the Debt Securities may be modified or amended with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series of Debt Securities affected by the modification or amendment. The following modifications and amendments will not be effective against any Holder without its consent:

     - a change in the stated maturity date of any payment of principal or interest;

     -    a reduction in certain payments due on the Debt Securities;

     - a change in the Place of Payment or currency in which any payment on the Debt Securities is payable;

     - a limitation of a Holder's right to sue us for the enforcement of certain payments due on the Debt Securities;

     - a reduction in the percentage of Outstanding Debt Securities required to consent to a modification or amendment of the Indenture;

     - a limitation of a Holder's right, if any, to repayment of Debt Securities at such Holder's option; and

     - a modification of any of the foregoing requirements or a reduction in the percentage of Outstanding Debt Securities required to waive compliance with certain provisions of the Indenture or to waive certain defaults under the Indenture. (Section 902)

     Under the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series of Debt Securities may, on behalf of all Holders of that series:

     - waive compliance by us with certain restrictive covenants of the Indenture; and

     -    waive any past default under the Indenture, except:

          - a default in the payment of the principal of or any premium or interest on any Debt Securities of that series; or
          - a default under any provision of the Indenture which itself cannot be modified or amended without the consent of the Holders of each Outstanding Debt Security of that series.
               (Sections 1012, 513)

EVENTS OF DEFAULT

     "EVENT OF DEFAULT," when used in the Indenture with respect to any series of Debt Securities, means any of the following:

     - failure to pay interest on any Debt Security of that series for 30 days after the payment is due;

     - failure to pay the principal of or any premium on any Debt Security of that series when due;

     - failure to deposit any sinking fund payment when due on Debt Securities of that series;

     - failure to perform any other covenant in the Indenture that applies to Debt Securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the Indenture;

     - default under any Indebtedness for borrowed money (including other series of Debt Securities), or under any mortgage, lien or other similar encumbrance, indenture or instrument (including the Indenture) which secures any Indebtedness for borrowed money, and which results in acceleration of the maturity of an outstanding principal amount of Indebtedness greater than $20 million, unless such acceleration is rescinded (or the Indebtedness is discharged) within 10 days after we have received written notice of the default in the manner specified in the Indenture;

     -    certain events in bankruptcy, insolvency or reorganization; or

     - any other Event of Default that may be specified for the Debt Securities of that series when that series is created. (Section 501)

If an Event of Default for any series of Debt Securities occurs and continues, the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately. If such a declaration occurs, the Holders of a majority of the aggregate principal amount of the Outstanding Debt Securities of that series can, subject to certain conditions, rescind the declaration. (Sections 502, 513)

     The prospectus supplement relating to each series of Debt Securities which are Original Issue Discount Securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an Event of Default occurs and continues.

     An Event of Default for a particular series of Debt Securities does not necessarily constitute an Event of Default for any other series of Debt Securities issued under the Indenture. The Indenture requires us to file an Officers' Certificate with the Trustee each year that states that certain defaults do not exist under the terms of the Indenture. (Section 1011) The Trustee may withhold notice to the Holders of Debt Securities of any default (except defaults in the payment of principal, premium, interest or any sinking fund installment) if it considers such withholding of notice to be in the best interests of the Holders. (Section 602)

     Other than its duties in the case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any Holders, unless the Holders offer the Trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, with respect to the Debt Securities of that series, direct the time, method and place of:

     -    conducting any proceeding for any remedy available to the Trustee; or

     - exercising any trust or power conferred upon the Trustee. (Sections 512, 603)

     The Holder of a Debt Security of any series will have the right to begin any proceeding with respect to the Indenture or for any remedy only if:

     - the Holder has previously given the Trustee written notice of a continuing Event of Default with respect to that series;

     - the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made a written request of, and offered reasonable indemnification to, the Trustee to begin such proceeding;

     - the Trustee has not started such proceeding within 60 days after receiving the request; and

     - the Trustee has not received directions inconsistent with such request from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series during those 60 days. (Section 507)

However, the Holder of any Debt Security will have an absolute right to receive payment of principal of and any premium and interest on the Debt Security when due and to institute suit to enforce such payment. (Section 508)

DEFEASANCE

     DEFEASANCE AND DISCHARGE. At the time that we establish a series of Debt Securities under the Indenture, we can provide that the Debt Securities of that series are subject to the defeasance and discharge provisions of the Indenture. If we so provide, we will be discharged from our obligations on the Debt Securities of that series if we deposit with the Trustee, in trust, sufficient money or Government Obligations (as defined below) to pay the principal, interest, any premium and any other sums due on the Debt Securities of that series (such as sinking fund payments) on the dates such payments are due under the Indenture and the terms of the Debt Securities. (Section 403) As used above, "GOVERNMENT OBLIGATIONS" mean:

     - securities of the same government which issued the currency in which the series of Debt Securities are denominated and in which interest is payable; or

     - securities of government agencies backed by the full faith and credit of such government. (Section 101)

     In the event that we deposit funds in trust and discharge our obligations under a series of Debt Securities as described above, then:

     - the Indenture will no longer apply to the Debt Securities of that series (except for certain obligations to compensate, reimburse and indemnify the Trustee, to register the transfer and exchange of Debt Securities, to replace lost, stolen or mutilated Debt Securities and to maintain paying agencies and the trust funds); and

     - Holders of Debt Securities of that series can only look to the trust fund for payment of principal, any premium and interest on the Debt Securities of that series. (Section 403)

     Under federal income tax law, such deposit and discharge may be treated as an exchange of the related Debt Securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between (1) the holder's cost or other tax basis for the Debt Securities and (2) the value of the holder's interest in the trust. Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading "--Substitution of Collateral" below. You are urged to consult your own tax advisers as to the specific consequences of such a deposit and discharge, including the applicability and effect of tax laws other than federal income tax law.

     DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. At the time that we establish a series of Debt Securities under the Indenture, we can provide that the Debt Securities of that series are subject to the covenant defeasance provisions of the Indenture. If we so provide and we make the deposit described in this section under the heading "--Defeasance and Discharge" above:

     - we will not have to comply with the following restrictive covenants contained in the Indenture:

          -    Consolidation, Merger or Sale (Sections 801, 803);
          -    Restrictions on Secured Funded Debt (Section 1008);
          -    Restrictions on Sale and Lease-Back Transactions (Section 1009);
          - Classification of Restricted and Unrestricted Subsidiaries (Section 1010); and
          - any other covenant we designate when we establish the series of Debt Securities; and

     - we will not have to treat the events described in the fourth bullet point under the heading "--Events of Default" (see page 16) as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth, sixth and seventh bullet points under the heading "--Events of Default" as Events of Default under the Indenture in connection with that series.

In the event of a defeasance, our obligations under the Indenture and the Debt Securities, other than with respect to the covenants and the Events of Default specifically referred to above, will remain in effect. (Section 1501)

     If we exercise our option not to comply with the certain covenants listed above and the Debt Securities of such series become immediately due and payable because an Event of Default has occurred (other than as a result of an Event of Default specifically referred to above), the amount of money and/or Government Obligations on deposit with the Trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the Debt Securities of such series (such as sinking fund payments) on the date such payments are due under the Indenture and the terms of the Debt Securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

     SUBSTITUTION OF COLLATERAL. At the time that we establish a series of Debt Securities under the Indenture, we can provide for our ability to, at any time, withdraw any money or Government Obligations deposited pursuant to the defeasance provisions described above if we simultaneously substitute other money and/or Government Obligations which would satisfy our payment obligations on the Debt Securities of that series pursuant to the defeasance provisions applicable to those Debt Securities. (Section 402)

                           DESCRIPTION OF PREFERRED SHARES

     This section describes the general terms and provisions of our preferred stock ("PREFERRED STOCK") that may be offered by this prospectus ("PREFERRED SHARES"). The prospectus supplement will describe the specific terms of the series of the Preferred Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Preferred Shares.

     We have summarized certain terms and provisions of the Preferred Shares in this section. The summary is not complete. We have also filed our Restated Articles of Incorporation and the form of Certificate of Designation, Preferences and Rights of Preferred Shares as exhibits to the registration statement. You should read our Restated Articles of Incorporation and the Certificate of Designation, Preferences and Rights ("CERTIFICATE OF DESIGNATION") relating to the applicable series of the Preferred Shares for additional information before you buy any Preferred Shares.

GENERAL

     Pursuant to our Restated Articles of Incorporation, our Board of Directors has the authority, without further shareholder action, to issue a maximum of 5,000,000 shares of Preferred Stock, including shares issued or reserved for issuance. As of August 1, 1998, we had 349,183 shares of Preferred Stock outstanding. The Board of Directors has the authority to determine or fix the following terms with respect to shares of any series of Preferred Stock:

     -    the number of shares and designation or title of the shares;

     -    dividend rights;

     -    whether and upon what terms the shares will be redeemable;

     - the rights of the holders upon our dissolution or upon the distribution of our assets;

     - whether and upon what terms the shares will have a purchase, retirement or sinking fund;

     -    whether and upon what terms the shares will be convertible;

     -    the voting rights, if any, which will apply; and

     - any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of Preferred Stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of Preferred Stock. Such shares will not be part of any particular series of Preferred Stock and may be reissued by us.

     As described under "Description of Depositary Shares" below, we may elect to offer Depositary Shares represented by Depositary Receipts. If we so elect, each Depositary Share will represent a fractional interest (to be specified in the applicable prospectus supplement) in a Preferred Share. If we issue Depositary Shares representing interests in Preferred Shares, those Preferred Shares will be deposited with a Depositary.

     The Preferred Shares will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the Preferred Shares it offers for specific terms, including:

     - the title and liquidation preference of the Preferred Shares and the number of shares offered;

     - the initial public offering price at which we will issue the Preferred Shares;

     - the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

     -    any redemption or sinking fund provisions;

     -    any conversion provisions;

     - whether we have elected to offer Depositary Shares as described under "Description of Depositary Shares" below; and

     - any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     When we issue the Preferred Shares, they will be fully paid and nonassessable (I.E., the full purchase price for the outstanding Preferred Shares will have been paid and the holders of such Preferred Shares will not be assessed any additional monies for such Preferred Shares). Unless the applicable prospectus supplement specifies otherwise:

     - each series of the Preferred Shares will rank equally in all respects with the outstanding shares of each other series of the Preferred Shares;

     - each series of the Preferred Shares will rank senior to our Series B Preferred Stock and Series A Junior Participating Preferred Stock described under the heading "--Outstanding Preferred Stock" below;

     - the Preferred Shares will have no preemptive rights to subscribe for any additional securities which we may issue in the future (I.E., the holders of Preferred Shares will have no right, as holders of Preferred Shares, to buy any portion of those issued securities); and

     - First Chicago Trust Company of New York will be the transfer agent and registrar for the Preferred Shares and any Depositary Shares.

DIVIDENDS

     The holders of the Preferred Shares of each series will be entitled to receive cash dividends, if declared by our Board of Directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The prospectus supplement relating to a particular series of Preferred Shares will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our Board of Directors or its duly authorized committee.

     The applicable prospectus supplement will also state whether the dividends on any series of the Preferred Shares are cumulative or noncumulative. If our Board of Directors does not declare a dividend payable on a dividend payment date on any noncumulative series of Preferred Shares, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if the Board declares a dividend on that series payable in the future.

     Our Board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the Preferred Shares unless full dividends on the Preferred Shares have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on Preferred Shares ranking equal as to dividends, then:

     - we will declare any dividends pro rata among the Preferred Shares of each series and any Preferred Stock ranking equal to the Preferred Shares as to dividends (I.E., the dividends we declare per share on each series of such Preferred Stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the Preferred Stock bear to each other);

     - other than such pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the Preferred Shares as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the Preferred Shares as to dividends and upon liquidation); and

     - we will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the Preferred Shares as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the Preferred Shares as to dividends and upon liquidation).

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the Preferred Shares which may be past due.

REDEMPTION

     A series of the Preferred Shares may be redeemable, in whole or in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed Preferred Shares will become authorized but unissued shares of Preferred Stock that we may issue in the future.

     If a series of the Preferred Shares is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If Preferred Shares are redeemed, we will pay all accrued and unpaid dividends on those Preferred Shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If (1) we are only permitted to pay the redemption price for a series of Preferred Shares from the proceeds of a capital stock issuance and
(2) the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the Preferred Shares will automatically and mandatorily be converted into such capital stock.

     If fewer than all of the outstanding shares of any series of the Preferred Shares are to be redeemed, our Board of Directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

     Even though the terms of a series of Preferred Shares may permit redemption of the Preferred Shares in whole or in part, if any dividends, including accumulated dividends, on that series are past due:

     - we will not redeem any Preferred Shares of that series unless we simultaneously redeem all outstanding Preferred Shares of that series; and

     - we will not purchase or otherwise acquire any Preferred Shares of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring Preferred Shares of that series pursuant to a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

     Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption (unless we issue Depositary Shares representing interests in Preferred Shares, in which case we will send a notice to the Depositary between 40 to 70 days prior to the date fixed for redemption). We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

     -    the redemption date;

     - the number of shares and the series of the Preferred Shares to be redeemed;

     -    the redemption price;

     - the place or places where holders can surrender the certificates for the Preferred Shares for payment of the redemption price;

     - that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

     -    the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the Preferred Shares held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

     If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

     - the dividends on the Preferred Shares called for redemption will no longer accrue;

     -    such shares will no longer be considered outstanding; and

     - the holders will no longer have any rights as shareholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

     In the event that a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

CONVERSION

     The applicable prospectus supplement relating to a series of convertible Preferred Shares will describe the terms on which shares of that series are convertible into shares of Common Stock or a different series of Preferred Stock.

RIGHTS UPON LIQUIDATION

     Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the Preferred Shares will be entitled to receive:

     - liquidation distributions in the amount stated in the applicable prospectus supplement; and

     -    all accrued and unpaid dividends (whether or not earned or declared).

We will pay these amounts to the holders of shares of each series of the Preferred Shares, and all amounts owing on any Preferred Stock ranking equally with such series of Preferred Shares as to distributions upon liquidation, out of our assets available for distribution to shareholders before any distribution is made to holders of any securities ranking junior to the series of Preferred Shares upon liquidation.

     The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

     If (1) we voluntarily or involuntarily liquidate, dissolve or wind up our business and (2) the assets available for distribution to the holders of the Preferred Shares of any series and any other shares of our stock ranking equal with such series as to any such distribution are insufficient to pay all amounts to which the holders are entitled, then we will only make pro rata distributions to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business (I.E., the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which such holders are respectively entitled upon such dissolution, liquidation or winding up of our business bear to each other).

     After we pay the full amount of the liquidation distribution to which the holders of a series of the Preferred Shares are entitled, such holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

     Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the Preferred Shares will not be entitled to vote. If the holders of a series of Preferred Shares are entitled to vote and the applicable prospectus supplement does not state otherwise, then each Preferred Share will be entitled to one vote.

     As more fully described under "Description of Depositary Shares" below, if we elect to provide for the issuance of Depositary Shares representing fractional interests in a Preferred Share, the holders of each Depositary Share will be entitled to a fraction of a vote.

     For any series of Preferred Shares having one vote per share, the voting power of the series, on matters on which holders of such series and holders of any other series of Preferred Stock are entitled to vote as a single class, will solely depend on the total number of shares in such series (not the aggregate liquidation preference or initial offering price).

     Unless we receive the consent of the holders of an outstanding series of Preferred Shares and the outstanding shares of all other series of Preferred Stock which (1) rank equal with such series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business and (2) have voting rights that are exercisable and that are similar to those of such series, we will not:

     - authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such outstanding Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or

     - amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our Restated Articles of Incorporation or of the resolutions contained in a Certificate of Designation creating such series of the Preferred Shares so as to materially and adversely affect any right, preference, privilege or voting power of such outstanding Preferred Shares.

This consent must be given by the holders of at least two-thirds of all such outstanding Preferred Stock described in the preceding sentence, voting together as a single class. We will not be required to obtain this consent with respect to the actions listed in the second bullet point above, however, if we only (1) increase the amount of the authorized Preferred Stock, (2) create and issue another series of Preferred Stock, or (3) increase the amount of authorized shares of any series of Preferred Stock, if such Preferred Stock in each case ranks equal with or junior to the Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

OUTSTANDING PREFERRED STOCK

     We have established the terms of three series of Preferred Stock: the Series A Junior Participating Preferred Stock (the "SERIES A PREFERRED STOCK"), which is described more fully under the heading "Description of Common Stock--Rights Agreement" below; and the Series B ESOP Convertible Preferred Stock and the Series B-1 ESOP Convertible Preferred Stock (together, the "SERIES B PREFERRED STOCK"). At this time, we have only issued shares of the Series B Preferred Stock. As of August 1, 1998, we had 458,353 shares designated as Series B Preferred Stock, of which 349,183 shares were outstanding, and 2,000,000 shares designated as Series A Preferred Stock.

     Unless the applicable prospectus supplement specifies otherwise, the Preferred Shares will rank senior to the outstanding Series B Preferred Stock and to any Series A Preferred Stock that may be issued in the future. Our Common Stock, including the Common Stock that we may issue pursuant to an offering under this prospectus or upon conversion or exercise of other securities offered under this prospectus, will be subject to any prior rights of the Preferred Stock. As a result, our outstanding Preferred Stock, and any Preferred Stock that we may issue in the future, may limit the rights of the holders of our Common Stock.

     A trustee acting on behalf of The Dayton Hudson Corporation 401(k) Plan (the "PLAN") is the record holder of all outstanding shares of Series B Preferred Stock. The Series B Preferred Stock provides for cumulative quarterly dividends equal to $56.20 per year, subject to adjustment. The Series B Preferred Stock is subject to redemption:

     - in whole or in part, at our option, at any time after January 10, 2000 at a price equal to $864.60 per share plus accrued and unpaid dividends to the date fixed for redemption (the "REDEMPTION PRICE");

     - in whole or in part, at our option, at any time after a change in any statute, rule or regulation causes us to lose any or all of the tax deductions for certain amounts paid on the Series B Preferred Stock at a price equal to the higher of (1) the Redemption Price or (2) the per share fair market value of the Series B Preferred Stock (determined as set forth in its Certificate of Designation);

     - if the Plan is terminated or the employee stock ownership feature of the Plan is terminated or eliminated from the Plan, at a price equal to the higher of (1) the Redemption Price or (2) the per share fair market value of the Series B Preferred

          Stock (determined as set forth in its Certificate of Designation) (and must be so redeemed by us); and

     - in whole or in part, at the option of the holder, in certain circumstances related to (1) the payment by the holder of indebtedness incurred by or for the benefit of the Plan or (2) distributions required to be made by the holder under the Plan.

Once a redemption notice is sent, a holder of Series B Preferred Stock will have the option of accepting the redemption price or converting such holder's Series B Preferred Stock into Common Stock as described below. If a holder accepts the redemption price, we will pay it in cash or, if we elect, in shares of Common Stock or a combination of such shares and cash.

     One share of the Series B Preferred Stock is convertible into 60 shares of Common Stock, subject to adjustment for stock splits and certain other events. The Series B Preferred Stock is mandatorily convertible, without any further action by us or the holder, into Common Stock at the then applicable conversion price (as defined in its Certificate of Designation) when record ownership of the shares of Series B Preferred Stock is transferred to any person other than a successor trustee under the Plan. In addition, a holder of Series B Preferred Stock can convert shares of Series B Preferred Stock into shares of Common Stock at the then applicable conversion price at any time prior to the date fixed for redemption.

     The Series B Preferred Stock does not have preemptive rights to subscribe for any additional securities which we may issue in the future.

     If we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of the Series B Preferred Stock are entitled to receive $864.60 per share, plus accrued and unpaid dividends, out of the assets available for distribution to our shareholders, before any distribution is made to holders of Common Stock or any other capital stock ranking junior to the Series B Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of our business.

     Each share of Series B Preferred Stock entitles its holder to one vote for each share of Common Stock into which it may be converted on all matters submitted to a vote of our shareholders. The holders of Series B Preferred Stock vote together with the holders of our Common Stock as one class. In addition, the holders of at least two-thirds of the outstanding shares of each series of the Series B Preferred Stock must vote to adopt any amendment of any provision of the Restated Articles of Incorporation or the applicable Certificate of Designation for such series of the Series B Preferred Stock, if the amendment would adversely change the special rights of such shares of the Series B Preferred Stock. Except as otherwise required by law or described above, the holders of Series B Preferred Stock have no special voting rights.

                          DESCRIPTION OF DEPOSITARY SHARES

     This section describes the general terms and provisions of the Depositary Shares (as defined below). The prospectus supplement will describe the specific terms of the Depositary Shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Depositary Shares.

     We have summarized certain terms and provisions of the Deposit Agreement, the Depositary Shares and the Depositary Receipts in this section. The summary is not complete. We have also filed the form of Deposit Agreement, including the form of Depositary Receipt, as an exhibit to the registration statement. You should read the forms of Deposit Agreement and Depositary Receipt relating to a series of Preferred Shares for additional information before you buy any Depositary Shares that represent Preferred Shares of such series.

GENERAL

     We may offer fractional interests in Preferred Shares, rather than full Preferred Shares. If we do, we will provide for the issuance by a Depositary (as defined below) to the public of receipts for depositary shares ("DEPOSITARY SHARES"), each of which will represent a fractional interest in a share of a particular series of Preferred Shares.

     The shares of any series of Preferred Shares underlying the Depositary Shares will be deposited under a separate deposit agreement (the "DEPOSIT AGREEMENT") between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least
$50 million (the "DEPOSITARY"). We will name the Depositary in the applicable prospectus supplement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will have a fractional interest in all the rights and preferences of the Preferred Share underlying such Depositary Share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

     The Depositary Shares will be evidenced by depositary receipts issued under the Deposit Agreement (the "DEPOSITARY RECEIPTS"). If you purchase fractional interests in shares of the related series of Preferred Shares, you will receive Depositary Receipts as described in the applicable prospectus supplement. While the final Depositary Receipts are being prepared, we may order the Depositary to issue temporary Depositary Receipts substantially identical to the final Depositary Receipts although not in final form. The holders of the temporary Depositary Receipts will be entitled to the same rights as if they held the Depositary Receipts in final form. Holders of the temporary Depositary Receipts can exchange them for the final Depositary Receipts at our expense.

     If you surrender Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), you are entitled to receive at such office the number of Preferred Shares and any money or other property represented by such Depositary Shares.
We will not issue partial Preferred Shares. If you deliver Depositary Receipts evidencing a number of Depositary Shares that represent more than a whole number of Preferred Shares, the Depositary will issue you a new Depositary Receipt evidencing such excess number of Depositary Shares at the same time that the Preferred Shares are withdrawn. Holders of Preferred Shares received in exchange for Depositary Shares will no longer be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares in exchange for such Preferred Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all cash dividends or other cash distributions received with respect to the Preferred Shares to the record holders of Depositary Shares representing the Preferred Shares in proportion to the numbers of Depositary Shares owned by the holders on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of Depositary Shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

     If there is a distribution other than in cash, the Depositary will distribute property to the holders of Depositary Shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of Depositary Shares.

     The Deposit Agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the Preferred Shares will be made available to the holders of Depositary Shares.

CONVERSION AND EXCHANGE

     If any series of Preferred Shares underlying the Depositary Shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of Depositary Receipts to convert or exchange the Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If the series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the redemption proceeds, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be redeemed at their addresses appearing in the Depositary's records. The redemption price per Depositary Share will bear the same relationship to the redemption price per Preferred Share that the Depositary Share bears to the underlying Preferred Share. Whenever we redeem Preferred Shares held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the Preferred Shares redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding. When the Depositary Shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the Depositary Shares were entitled to receive upon such redemption. Such payments will be made when holders surrender their Depositary Receipts to the Depositary.

VOTING THE PREFERRED SHARES

     Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail information about the meeting contained in the notice to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to how the Preferred Shares underlying the holder's Depositary Shares should be voted.

     The Depositary will try, if practical, to vote the number of Preferred Shares underlying the Depositary Shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the Preferred Shares in that manner. The Depositary will not vote any Preferred Shares for which it does not receive specific instructions from the holders of the Depositary Shares relating to such Preferred Shares.

TAXATION

     Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Shares represented by the Depositary Shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the Preferred Shares. In addition:

     - no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Shares in exchange for Depositary Shares as provided in the Deposit Agreement;

     - the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon the exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged for such Preferred Share; and

     - the holding period for the Preferred Shares, in the hands of an exchanging owner of Depositary Shares who held the Depositary Shares as a capital asset at the time of the exchange, will include the period that the owner held such Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended by agreement between us and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by us or the Depositary only if:

     - all outstanding Depositary Shares relating to the Deposit Agreement have been redeemed; or

     - there has been a final distribution on the Preferred Shares of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the Depositary for the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the Deposit Agreement.

MISCELLANEOUS

     We will forward to the holders of Depositary Shares all reports and communications that we must furnish to the holders of the Preferred Shares.

     Neither the Depositary nor we will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Our obligations and the Depositary's obligations under the Deposit Agreement will be limited to performance in good faith of duties set forth in the Deposit Agreement. Neither the Depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished to us and/or the Depositary. We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering notice to us. We may also remove the Depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                            DESCRIPTION OF COMMON STOCK

     This section describes the general terms and provisions of the shares of our common stock (the "COMMON STOCK"). The prospectus supplement will describe the specific terms of the Common Stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that Common Stock.

     We have summarized certain terms and provisions of the Common Stock in this section. The summary is not complete. We have also filed our Restated Articles of Incorporation, our bylaws and the Certificate of Designation relating to the Series A Preferred Stock as exhibits to the registration statement. You should read our Restated Articles of Incorporation and our bylaws and the Certificate of Designation relating to the Series A Preferred Stock for additional information before you buy any Common Stock.

GENERAL

     SHARES OUTSTANDING. As of August 1, 1998, our authorized Common Stock was 3,000,000,000 shares, of which 439,944,303 shares were issued and outstanding.

     DIVIDENDS. Holders of Common Stock may receive dividends when declared by our Board of Directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of Common Stock may not receive dividends until we have satisfied our obligations to any holders of outstanding Preferred Stock.

     VOTING RIGHTS. Holders of Common Stock have the exclusive power to vote on all matters presented to our shareholders unless Minnesota law or the certificate of designation for an outstanding series of Preferred Stock gives the holders of that Preferred Stock the right to vote on certain matters. Each holder of Common Stock is entitled to one vote per share. Holders of Common Stock have no cumulative voting rights for the election of directors (I.E., a holder of a single share of Common Stock cannot cast more than one vote for each position to be filled on our Board of Directors).

     OTHER RIGHTS. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of Common Stock will receive pro rata, according to shares held by them, any remaining assets distributable to our shareholders after we have provided for any liquidation preference for outstanding shares of Preferred Stock. When we issue securities in the future, holders of Common Stock have no preemptive rights (I.E., the holders of Common Stock have no right, as holders of Common Stock, to buy any portion of those issued securities). Each share of Common Stock does include a right to purchase Series A Preferred Stock if certain conditions occur. The conditions under which a holder may exercise that purchase right are discussed under the heading "--Rights Agreement" below.

     LISTING. Our outstanding shares of Common Stock are listed on the New York Stock Exchange and Pacific Stock Exchange under the symbol "DH." First Chicago Trust Company of New York serves as the transfer agent and registrar for the Common Stock.

     FULLY PAID. The outstanding shares of Common Stock are fully paid and nonassessable (I.E., the full purchase price for the outstanding shares of Common Stock has been paid and the holders of such shares will not be assessed any additional monies for such shares). Any additional Common Stock that we may issue in the future pursuant to an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE ARTICLES OF INCORPORATION AND BYLAWS

     Certain provisions of our Restated Articles of Incorporation may make it less likely that our management would be changed or someone would acquire voting control of our company without our Board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that shareholders may believe are in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their Common Stock.

     FAIR PRICE PROVISION. Article IV of our Restated Articles of Incorporation prohibits certain transactions ("BUSINESS COMBINATIONS") between our company and direct and indirect owners of 10% or more of our voting stock ("INTERESTED SHAREHOLDERS") unless those transactions are approved by holders of at least 75% of our outstanding voting stock, voting together as a single class. This 75% approval is in addition to any approval required by law. Business combinations requiring the 75% approval include the following transactions, among others:

     - any merger, consolidation, or statutory exchange of our shares with an interested shareholder or a corporation affiliated with an interested shareholder, subject to limited exceptions;

     - any sale, lease, pledge, or other transfer or disposition of our assets valued at 10% or more of the book value of our consolidated assets to an interested shareholder or person or entity affiliated with an interested shareholder, or any sale, lease, pledge, or other transfer or disposition of an interested shareholder's assets with such value to us;

     - the issuance or transfer by us of any of our shares to an interested shareholder or person or entity affiliated with an interested shareholder, subject to limited exceptions that do not increase the percentage of our shares owned by the interested shareholder or such affiliated person or entity;

     - the adoption of any plan proposed by or on behalf of an interested shareholder or a person or entity affiliated with an interested shareholder to liquidate or dissolve our company; and

     - any transaction that increases the proportionate share of our stock owned directly or indirectly by an interested shareholder or a person or entity affiliated with an interested shareholder.

     Shareholders do not need to approve a business combination under Article IV of our Restated Articles of Incorporation if a majority of the continuing directors approve the business combination. Continuing directors are those directors, other than the interested shareholder or any representative or affiliate of the interested shareholder, (1) who were members of the Board of Directors before the interested shareholder involved in the business combination became an interested shareholder or (2) whose election or nomination was approved by a majority of such directors.

     Shareholders also do not need to approve a business combination under
Article IV of our Restated Articles of Incorporation that meets certain conditions specified in Article IV of our Restated Articles of Incorporation. These conditions include, among other things, the following:

     - holders of our capital stock receive at least the minimum amount of consideration in the business combination determined pursuant to
          Article IV of our Restated Articles

          (this condition is designed to assure that the price received by each shareholder is at least as high as the highest price paid for our shares by the interested shareholder in becoming an interested shareholder or in the two years before the business combination is announced, and also is at least as high as the higher of the fair market value of our shares when the interested shareholder became an interested shareholder or the business combination was announced);

     - the interested shareholder does not acquire any additional shares of our stock after becoming an interested shareholder (unless the additional acquisition is approved by a majority of the continuing directors); and

     - a proxy or information statement describing the proposed business combination is mailed to all holders of our stock at least 30 days before the business combination is completed.

Holders of at least 75% of our outstanding voting stock, voting together as one class, must approve a proposal to amend or repeal, or adopt provisions inconsistent with, Article IV of our Restated Articles of Incorporation.

     PREFERRED STOCK. Our Board of Directors can at any time, under our Restated Articles of Incorporation and without shareholder approval, issue one or more new series of Preferred Stock. In some cases, the issuance of Preferred Stock without shareholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred Stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

     CLASSIFIED BOARD. Members of our Board of Directors are divided into three classes and serve staggered three-year terms under Article VI of our Restated Articles of Incorporation. This means that only approximately one-third of our directors are elected at each annual meeting of shareholders and that it would take two years to replace a majority of the directors unless they are removed. Under Article VI of our Restated Articles of Incorporation, directors can be removed from office during their terms only if holders of at least 75% of our outstanding voting stock, voting together as one class, approve the removal. At least 75% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Articles of Incorporation.

     NOMINATION PROCEDURES. In addition to our Board of Directors, shareholders can nominate candidates for our Board of Directors. However, a shareholder must follow the advance notice procedures described in Article VI of our Restated Articles of Incorporation. In general, a shareholder must submit a written notice of the nomination to our corporate secretary at least 60 days before a scheduled meeting of our shareholders. At least 75% of our outstanding voting stock, voting together as one class, must approve any proposal to amend or repeal, or adopt any provisions inconsistent with, this provision of our Restated Articles of Incorporation.

     PROPOSAL PROCEDURES. Shareholders can propose that business other than nominations to our Board of Directors be considered at an annual meeting of shareholders only if a shareholder follows the advance notice procedures described in our bylaws. In general, a shareholder must submit a written notice of the proposal and the shareholder's interest in the proposal at least 60 days before the date set for the annual meeting of our shareholders.

     AMENDMENT OF BYLAWS. Under our bylaws, our Board of Directors can adopt, amend or repeal the bylaws, subject to limitations under the Minnesota Business Corporation Act. Our shareholders also have the power to change or repeal our bylaws.

RIGHTS AGREEMENT

     Each share of our Common Stock, including those that may be issued in an offering under this prospectus or upon the conversion or exercise of other securities offered under this prospectus, carries with it one preferred share purchase right (a "RIGHT"). If the Rights become exercisable, each Right entitles the registered holder to purchase one six-hundredth of a share of the Series A Preferred Stock (subject to a proportionate decrease in the fractional number of shares of Series A Preferred Stock that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the Common Stock and a proportionate increase in the event of a reverse stock split). Until a Right is exercised, the holder of the Right has no right to vote or receive dividends or any other rights as a shareholder as a result of holding the Right. The description and terms of the Rights are described in the Rights Agreement, dated as of September 11, 1996, between us and First Chicago Trust Company of New York, as Rights Agent, that has been filed with the SEC.

     The Rights trade automatically with shares of Common Stock. A holder of Common Stock may exercise the Rights only under the circumstances described below. The Rights are designed to protect the interests of our company and shareholders against coercive takeover tactics. The Rights are also designed to encourage potential acquirors to negotiate with our Board of Directors before attempting a takeover and to increase the ability of our Board to negotiate terms of any proposed takeover that benefit our shareholders. The Rights may, but are not intended to, deter takeover proposals that may be in the interests of our shareholders.

     Shares of Series A Preferred Stock will rank junior to all other series of our Preferred Stock, including the Preferred Shares offered under this prospectus, if our Board, in creating such Preferred Stock, provides that they will rank senior to the Series A Preferred Stock. If our shareholders purchase Series A Preferred Stock, we cannot repurchase such stock from shareholders who do not want to resell it. Subject to the rights of our senior securities, a holder of the Series A Preferred Stock will be entitled, for each such share owned, to:

     - a quarterly dividend payment equal to the greater of (1) $3.00 per share or (2) 600 times the quarterly dividend declared per share of Common Stock, before any amounts are distributed to holders of Common Stock (if the dividend is not paid on the Series A Preferred Stock in one or more quarters, no dividend may be paid on Common Stock until all previously unpaid dividends on Series A Preferred Stock have been paid);

     - a liquidation payment equal to the greater of (1) $300 per share plus all accrued and unpaid dividends or (2) 600 times the payment made per share of Common Stock, if we liquidate our company, before any amounts are distributed to holders of Common Stock;

     - receive 600 times the amount received per share of Common Stock in the event of any merger, consolidation, statutory share exchange or other similar transaction; and

     - 600 votes per share and will vote together with the Common Stock unless applicable law requires otherwise.

These rights of the Series A Preferred Stock are protected by customary antidilution provisions which automatically increase dividend, liquidation, merger and voting rights in proportion to increases in Common Stock resulting from stock dividends, stock splits and similar transactions. These rights are proportionately decreased in the event of decreases in Common Stock resulting from reverse stock splits and similar transactions.

     The purchase price for each one six-hundredth of a share of Series A Preferred Stock is $50. We must adjust the purchase price if certain events occur, such as:

     - if we pay stock dividends on the Series A Preferred Stock or split the Series A Preferred Stock; or

     - if we issue warrants for shares of Series A Preferred Stock to holders of Series A Preferred Stock or other securities that could be converted into shares of Series A Preferred Stock at less than the then current market price of the Series A Preferred Stock.

     Holders may exercise their Rights only following a "DISTRIBUTION DATE." A distribution date will occur 15 days after (1) a person or group acquires 20% or more of the outstanding shares of Common Stock or (2) a person or group makes or announces an offer to purchase Common Stock, which, if successful, would result in the acquisition of 30% or more of the outstanding shares of Common Stock (but our Board may delay the distribution date following such an offer until the person or group actually acquires at least 20% of the outstanding shares of Common Stock). However, a distribution date will not occur, and the Rights cannot be exercised, as long as our Board has the ability to redeem the Rights, as described below.

     The Rights have certain additional features that will be triggered upon the occurrence of specified events, including:

     - if a person or group acquires 20% or more of the outstanding shares of Common Stock, holders of the Rights, other than such person or group, may purchase our Common Stock (instead of our Series A Preferred Stock) at 50% of the market value of the purchased Common Stock;

     - if a person or group acquires 20% or more of the outstanding shares of Common Stock, our Board of Directors may, at any time before the person or group acquires 50% or more of the outstanding shares of Common Stock, exchange all or part of the Rights (other than Rights held or previously held by the 20% or greater shareholder) for Common Stock or equivalent securities at an exchange ratio per Right equal to the exercise price of a Right divided by the current per share market price of the Common Stock, subject to adjustment; and

     - if our company is involved in certain business combinations or the sale of 50% or more of our assets or earning power, the holders of the Rights may purchase common stock of the acquiror or an affiliated company at 50% of market value.

     Any time before a person or group acquires 20% or more of the outstanding shares of Common Stock and in certain circumstances within 20 days after such an event, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.005 per Right, subject to adjustment for stock dividends, stock splits and similar transactions (the "RIGHTS REDEMPTION PRICE"). Our Board of Directors in its sole discretion may establish the effective time, basis and conditions of the redemption. Immediately upon redemption of the Rights, the holder (1) can no longer exercise such Rights and (2) can only receive the Rights Redemption Price.

     In addition, our shareholders can, under certain circumstances, compel our Board of Directors to redeem the Rights even if our Board of Directors believes that a tender offer of the nature described in the following sentence is not in our shareholders' best interests. A person making a cash tender offer for all of our outstanding capital stock and satisfying certain other conditions can demand a shareholders meeting to vote upon a resolution requesting our Board of Directors to redeem the Rights and allow the completion of that tender offer, or another cash tender offer for all of our capital stock at a price that is at least as high as that contained in the original tender offer, without being affected by the Rights. If two-thirds of the outstanding shares of our voting stock approve such a resolution and certain other conditions are satisfied, our Board must redeem the Rights and the Rights would not affect the completion of the tender offer.

     The Rights will expire on September 26, 2001, unless we redeem them before then. Our Board of Directors may amend the terms of the Rights without the consent of the holders of the Rights at any time before the distribution date in any manner our Board deems desirable, except that amendments described below that expressly require a shareholder vote must receive that vote. Our Board of Directors may amend the terms of the Rights without the consent of the holders of the Rights after the distribution date only if the amendment cures ambiguities, corrects or supplements defective or inconsistent provisions, or does not adversely affect the interests of the holders of the Rights. The affirmative vote of holders of a majority of the shares of Common Stock voting for or against a proposed amendment at a shareholders meeting is required to amend the terms of the Rights to change the purchase price of the Rights, the Rights Redemption Price, the number or type of shares for which the Rights are exercisable, their expiration date, the percentage stock ownership by a person or group that triggers the exercise of the Rights, or the shareholder voting requirements for compelling redemption of the Rights.

                         DESCRIPTION OF SECURITIES WARRANTS

     This section describes the general terms and provisions of the Securities Warrants (as defined below). The prospectus supplement will describe the specific terms of the Securities Warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Securities Warrants.

     We may issue warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares or Common Stock (the "SECURITIES WARRANTS"). Securities Warrants may be issued alone or together with Debt Securities, Preferred Shares, Depositary Shares or Common Stock offered by any prospectus
supplement and may be attached to or separate from those securities.   Each
series of Securities Warrants will be issued under a separate warrant agreement (a "SECURITIES WARRANT AGREEMENT") between us and a bank or trust company, as warrant agent (the "SECURITIES WARRANT AGENT"), which will be described in the applicable prospectus supplement. The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not act as an agent or trustee for any holders of Securities Warrants.

     We have summarized certain terms and provisions of the Securities Warrant Agreements and Securities Warrants in this section. The summary is not complete. We have also filed the forms of Securities Warrant Agreements and the certificates representing the Securities Warrants ("SECURITIES WARRANT CERTIFICATES") as exhibits to the registration statement. You should read the applicable forms of Securities Warrant Agreement and Securities Warrant Certificate for additional information before you buy any Securities Warrants.

GENERAL

     If we offer Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of Debt Securities are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following if applicable:

     -    the offering price;

     -    the currencies in which such Securities Warrants are being offered;

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of the Debt Securities that can be purchased if a holder exercises such Securities Warrants;

     - the designation and terms of any series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of Securities Warrants offered with each Debt Security, Preferred Share, Depositary Share or share of Common Stock;

     - the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares;

     - the principal amount of the series of Debt Securities that can be purchased if a holder exercises such Securities Warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

     - the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

     -    United States federal income tax consequences; and

     -    any other terms of such Securities Warrants.

Securities Warrants for the purchase of Debt Securities will be in registered form only.

     If Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following where applicable:

     -    the offering price;

     - the total number of shares that can be purchased if a holder of such Securities Warrants exercises them and, in the case of Securities Warrants for Preferred Shares or Depositary Shares, the designation, total number and terms of the series of Preferred Shares that can be purchased upon exercise or that are underlying the Depositary Shares that can be purchased upon exercise;

     - the designation and terms of the series of Debt Securities, Preferred Shares or Depositary Shares with which such Securities Warrants are being offered and the number of Securities Warrants being offered with each Debt Security, Preferred Share, Depositary Share or share of Common Stock;

     - the date on and after which the holder of such Securities Warrants can transfer them separately from the related Common Stock or series of Debt Securities, Preferred Shares or Depositary Shares;

     - the number of Preferred Shares, Depositary Shares or shares of Common Stock that can be purchased if a holder exercises such Securities Warrant and the price at which such Preferred Shares, Depositary Shares or Common Stock may be purchased upon each exercise;

     - the date on which the right to exercise such Securities Warrants begins and the date on which such right expires;

     -    United States federal income tax consequences; and

     -    any other terms of such Securities Warrants.

Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock will be in registered form only.

     A holder of Securities Warrant Certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase Debt Securities are exercised, the holder of such Securities Warrants will not have any of the rights of Holders of the Debt Securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying Debt Securities or to enforce covenants in the Indenture. Until any Securities Warrants to purchase Preferred Shares, Depositary Shares or Common Stock are exercised, holders of such Securities Warrants will not have any rights of holders of the underlying Preferred Shares, Depositary Shares or Common Stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

     Each holder of a Securities Warrant is entitled to purchase the principal amount of Debt Securities or number of Preferred Shares, Depositary Shares or shares of Common Stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised Securities Warrants will become void.

     A holder of Securities Warrants may exercise them by following the general procedure outlined below:

     - delivering to the Securities Warrant Agent the payment required by the applicable prospectus supplement to purchase the underlying security;

     - properly completing and signing the reverse side of the Securities Warrant Certificate representing the Securities Warrants; and

     - delivering the Securities Warrant Certificate representing the Securities Warrants to the Securities Warrant Agent within five business days of the Securities Warrant Agent receiving payment of the exercise price.

     If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the Securities Warrant Agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the Debt Securities, Preferred Shares, Depositary Shares or Common Stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a Securities Warrant Certificate, a new Securities Warrant Certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

     We may amend or supplement a Securities Warrant Agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. We, along with the Securities Warrant Agent, may also modify or amend a Securities Warrant Agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

COMMON STOCK WARRANT ADJUSTMENTS

     Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

     - if we issue capital stock as a dividend or distribution on the Common Stock;

     -    if we subdivide, reclassify or combine the Common Stock;

     - if we issue rights or warrants to all holders of Common Stock entitling them (for a period expiring 45 days after the date fixed for determining the shareholders entitled to receive such rights or warrants) to purchase Common Stock at less than the current market price (as defined in the Warrant Agreement for such series of Common Stock Warrants); or

     - if we distribute to all holders of Common Stock evidences of our indebtedness or our assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

     Except as stated above, the exercise price and number of shares of Common Stock covered by a Common Stock Warrant will not be adjusted if we issue Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase Common Stock or securities convertible into or exchangeable for Common Stock.

     Holders of Common Stock Warrants may have additional rights under the following circumstances:

     -    a reclassification or change of the Common Stock;

     -    a consolidation or merger involving our company; or

     - a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our Common Stock are entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled to receive upon exercise of their Common Stock Warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their Common Stock Warrants immediately before the transaction.

                                 PLAN OF DISTRIBUTION

     We may sell the securities offered pursuant to this prospectus through agents, through underwriters or dealers or directly to one or more purchasers.

     Underwriters, dealers and agents that participate in the distribution of the securities offered pursuant to this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

     The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

     -    commercial and savings banks;
     -    insurance companies;
     -    pension funds;
     -    investment companies; and
     -    educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

     When we issue the securities offered by this prospectus (except for shares of Common Stock), they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

     Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                   LEGAL OPINIONS

     James T. Hale, Esq., who is our General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Mr. Hale owns, or has the right to acquire, a number of shares of our Common Stock which represents less than 1% of the total outstanding Common Stock. Any underwriters will be represented by their own legal counsel.

                                      EXPERTS

     Ernst &Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are, and consolidated financial statements included in subsequent filings with the SEC will be, incorporated by reference in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing (to the extent consolidated financial statements included in such subsequent filings are covered by consents executed by such firm and filed with the SEC).

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:


     Registration Fee-----------------------------     $  442,500
     Legal Fees and Expenses*---------------------        100,000
     Trustee Fees and Expenses*-------------------         25,000
     Accounting Fees and Expenses*----------------         55,000
     Blue Sky and Legal Investment Fees
       and Expenses*------------------------------         25,000
     Printing and Engraving Fees*-----------------         80,000
     Rating Agency Fees*--------------------------        200,000
     Listing Fees*--------------------------------         50,000
     Miscellaneous*-------------------------------         22,500
                                                        ---------
     Total----------------------------------------     $1,000,000
                                                        ---------
                                                        ---------

-------------
*Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the "Corporation Act"). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same act or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that such person must have acted in a manner he reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. The determination as to eligibility for indemnification is made by the members of the corporation's board of directors or a committee of the board who are at the time not parties to the proceedings under consideration, by special legal counsel, by the shareholders who are not parties to the proceedings or by a court.

     Pursuant to the terms of forms of underwriting agreements and form of distribution agreement filed as Exhibits 1(a), 1(b), 1(c) and 1(d) to this Registration Statement, the directors and officers of the Registrant will be indemnified against certain civil liabilities that they may incur under the Securities Act of 1933 in connection with this Registration Statement and the related Prospectus and applicable Prospectus Supplement.

ITEM 16.  EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:
          1(a)   Form of Underwriting Agreement for Debt Securities.
          1(b)   Form of Underwriting Agreement for Preferred Shares.(1)
          1(c)   Form of Underwriting Agreement for Common Stock.(1)
          1(d)   Form of Distribution Agreement.(2)
          4(a)   Restated Articles of Incorporation.(3)
          4(b)   Certificate of Designation, Preferences and Rights relating to
                 Registrant's Series A Junior Participating Preferred Stock.(4)
          4(c)   Certificate of Designation, Preferences and Rights relating to the Registrant's Series B ESOP Convertible Preferred Stock.(5)
          4(d)   Bylaws.(6)
          4(e)   Rights Agreement, dated as of September 11, 1996, between the
                 Registrant and First Chicago Trust Company of New York.(7)
          4(f)   Form of Indenture.(8)
          4(g)   Form of Senior Note.
          4(h)   Form of Certificate of Designation, Preferences and Rights of
                 Preferred Shares.(1)
          4(i)   Form of Preferred Stock Certificate.(1)
          4(j)   Form of Convertible Preferred Stock Certificate.(1)
          4(k)   Form of Deposit Agreement, including form of Depositary
                 Receipt.(1)
          4(l)   Form of Debt Warrant Agreement, including form of Debt Warrant
                 Certificate.(1)
          4(m)   Form of Preferred Shares Warrant Agreement, including form of
                 Preferred Shares Warrant Certificate.(1)
          4(n)   Form of Common Stock Warrant Agreement, including form of
                    Common Stock Warrant Certificate.(1)
          4(o)   Forms of Registered Medium-Term Notes.
          4(p)   Form of Common Stock Certificate.(8)
                 The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of Dayton Hudson
                 Corporation and its consolidated subsidiaries. Copies of

                                         II-2

                 instruments with respect to long-term debt will be furnished to the Commission upon request.
          4(q)   Certificate of Designation, Preferences and Rights relating to the Registrant's Series B-1 ESOP Convertible Preferred Stock.
          5      Opinion of General Counsel of the Registrant.
          12     Computations of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends.(9)
          23(a)  Consent of General Counsel of the Registrant (included as part of Exhibit 5).
          23(b)  Consent of Ernst & Young LLP.
          24     Powers of Attorney.

------------
(1) Incorporated by reference to the same numbered Exhibit to the Registrant's Registration Statement on Form S-3, No. 333-389.
(2) Incorporated by reference to Exhibit 1(a) to Current Report on Form 8-K dated January 31, 1992 (File No. 1-6049).
(3) Incorporated by reference to Exhibit 3A to the Registrant's Quarterly Report on Form 10-Q for the quarter ended May 2, 1998 (File No. 1-6049).
(4) Incorporated by reference to Exhibit A to Exhibit 1 to Current Report on Form 8-K dated September 11, 1996.
(5) Incorporated by reference to Exhibit 3A to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1993 (File No. 1-6049).
(6) Incorporated by reference to Exhibit 3(b) to the Registrant's Annual Report on Form 10-K for the year ended February 3, 1996 (File No. 1-6049).
(7) Incorporated by reference to Exhibit 1 to Current Report on Form 8-K dated September 11, 1996 (File No. 1-6049).
(8) Incorporated by reference to the same numbered Exhibit to the Registrant's Registration Statement on Form S-3, No. 333-12915.
(9) Incorporated by reference to Exhibit 12 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended August 1, 1998 (File No. 1-6049).

ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (e) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and the State of Minnesota, on the 5th day of October, 1998.
                                   DAYTON HUDSON CORPORATION

                                   By   /s/ Douglas A. Scovanner
                                     --------------------------------------
                                        Douglas A. Scovanner, Senior Vice
                                        President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 5th day of October, 1998 by the following persons in the capacities indicated:

/s/ Bob Ulrich                Chairman of the Board and Chief Executive
-------------------------     Officer (Principal Executive Officer)
Robert J. Ulrich

/s/ Douglas A. Scovanner      Senior Vice President and Chief Financial
-------------------------     Officer (Principal Financial Officer)
Douglas A. Scovanner

/s/ J. A. Bogdan              Controller and Chief Accounting Officer
-------------------------     (Principal Accounting Officer)
JoAnn Bogdan

Livio D. DeSimone        )
Roger A. Enrico          )
William W. George        )
Michele J. Hooper        )
James A. Johnson         )
Richard M. Kovacevich    )    Directors*
Susan A. McLaughlin      )
Anne M. Mulcahy          )
Stephen W. Sanger        )
Solomon D. Trujillo      )
Robert J. Ulrich         )

*Stephen C. Kowalke, by signing his name hereto on the 5th day of October, 1998, does hereby sign this document pursuant to powers of attorney duly executed by the Directors named, filed with the Securities and Exchange Commission on behalf of such Directors, all in the capacities and on the date stated, such persons being all the Directors of the Registrant.

                              /s/ Stephen C. Kowalke
                              ---------------------------------------------
                              Stephen C. Kowalke, Attorney-in-Fact

                                    EXHIBIT INDEX



EXHIBIT
NUMBER             DOCUMENT DESCRIPTION                                    FORM OF FILING
------             --------------------                                    --------------
 1(a)     Form of Underwriting Agreement for Debt
          Securities. . . . . . . . . . . . . . . . . . . . . . .     Electronic Transmission
 1(b)     Form of Underwriting Agreement for Preferred
          Shares. . . . . . . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 1(c)     Form of Underwriting Agreement for Common
          Stock . . . . . . . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 1(d)     Form of Distribution Agreement. . . . . . . . . . . . .     Incorporated by Reference
 4(a)     Restated Articles of Incorporation. . . . . . . . . . .     Incorporated by Reference
 4(b)     Certificate of Designation, Preferences and
          Rights relating to the Registrant's Series A
          Junior Participating Preferred Stock. . . . . . . . . .     Incorporated by Reference
 4(c)     Certificate of Designation, Preferences and
          Rights relating to the Registrant's Series B
          ESOP Convertible Preferred Stock. . . . . . . . . . . .     Incorporated by Reference
 4(d)     Bylaws. . . . . . . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 4(e)     Rights Agreement, dated as of September 11,
          1996, between the Registrant and First
          Chicago Trust Company of New York . . . . . . . . . . .     Incorporated by Reference
 4(f)     Form of Indenture . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 4(g)     Form of Senior Note . . . . . . . . . . . . . . . . . .     Electronic Transmission
 4(h)     Form of Certificate of Designation,
          Preferences and Rights of Preferred Shares. . . . . . .     Incorporated by Reference
 4(i)     Form of Preferred Stock Certificate . . . . . . . . . .     Incorporated by Reference
 4(j)     Form of Convertible Preferred Stock
          Certificate . . . . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 4(k)     Form of Deposit Agreement, including form of
          Depositary Receipt. . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 4(l)     Form of Debt Warrant Agreement, including
          form of Debt Warrant Certificate. . . . . . . . . . . .     Incorporated by Reference
 4(m)     Form of Preferred Shares Warrant Agreement,
          including form of Preferred Shares Warrant
          Certificate . . . . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 4(n)     Form of Common Stock Warrant Agreement,
          including form of Common Stock Warrant
          Certificate . . . . . . . . . . . . . . . . . . . . . .     Incorporated by Reference
 4(o)     Forms of Registered Medium-Term Notes . . . . . . . . .     Electronic Transmission
 4(p)     Form of Common Stock Certificate. . . . . . . . . . . .     Incorporated by Reference
 4(q)     Certificate of Designation, Preferences and Rights
          relating to the Registrant's Series B-1 ESOP
          Convertible Preferred Stock . . . . . . . . . . . . . .     Electronic Transmission


   5      Opinion of General Counsel of the
          Registrant. . . . . . . . . . . . . . . . . . . . . . .     Electronic Transmission

  12      Computations of ratio of earnings to fixed
          charges and ratio of earnings to fixed
          charges and preferred stock dividends.. . . . . . . . .     Incorporated by Reference
  23(a)   Consent of General Counsel of the Registrant
          (included as part of Exhibit 5).
  23(b)   Consent of Ernst & Young LLP. . . . . . . . . . . . . .     Electronic Transmission
  24      Powers of Attorney. . . . . . . . . . . . . . . . . . .     Electronic Transmission